Exhibit 99.04

ALLIANCE CAPITAL MANAGEMENT

Host:  Valerie Haertel

January 27, 2005/9:00 a.m. CDT

ALLIANCE CAPITAL MANAGEMENT

January 27, 2005

9:00 a.m. CDT

Moderator

Ladies and gentlemen, thank you for standing by, and welcome to the Alliance Capital Fourth Quarter 2004 Earnings Review. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. As a reminder, today’s conference is being recorded. I would now look to turn the conference over to our host, Director of Investor Relations, Valerie Haertel. Please go ahead.

V. Haertel

Thank you. Good morning, everyone, and welcome to our fourth quarter earnings review. As a reminder, this conference call is being Webcast and is supported by a slide presentation that can be found on our Website at www.alliancecapital.com. Presenting our quarterly results today is Alliance Capital’s President and Chief Operating Officer, Jerry Lieberman. Lew Sanders, our Chairman and Chief Executive Officer, and Bob Joseph, our CFO, will be available to answer questions at the end of our formal remarks.

I would like to take this opportunity to note that some of the information we present today may be forward-looking in nature, and as such, is subject to certain SEC rules and regulations regarding disclosure. Our disclosure regarding forward-looking statements can be found on page 2 of our slide presentation and in the Risk Factors section of our 2004 Form 10K.

In light of SEC’s regulation FD, management will be limited in responding to inquiries from investors and analysts in a non-public forum. Therefore, we encourage you to ask all questions of a material nature on this call. At this time I would like to turn the call over to Jerry Lieberman.

J. Lieberman

Thank you, Valerie, and good morning to everyone on the call. As is our custom, we will begin with a brief overview of the capital markets, which is so essential to how we do financially; a very brief overview of how we performed for our clients, which ultimately is the most important leading indicator for your future net cash flows; and finally, an overview of our financial performance, which of course is of interest to our Unitholders. I will close my remarks with a review of our asset flows and the key trends in our distribution channels; and then we’ll open up the call for questions of either Lew or me. So let’s begin with the market performance.

The year started slowly in the equity markets. As you can see in Display 2, a fourth quarter equity market tailwind provided extraordinary returns to both the U.S. and MSCI indices. Virtually all of the equity gains occurred during the fourth quarter of this year. Accordingly, we experienced an S&P 500 index increase of 9.2% in the quarter, and 10.9% for the year, while the MSCI-EAFE index gained 15.3% in the quarter and 20.2% for the year. This marks the third year in a row that non-U.S. equity returns outpaced U.S. equities, contributing to our growth in non-U.S. AUM.

Both growth and value indices performed well in the fourth quarter, but once again, value equities outperformed growth, as measured by the respective Russell l000 indices, for an unprecedented five years in a row. However, growth equities rebounded handsomely in the fourth quarter, delivering positive returns for only two, or the second actually, of the last five years. As you can see in the display, fourth quarter market strength reversed a nine-month negative return for the Russell Growth Index, bringing the return for the year up to a positive 6.3%.

Bonds delivered positive returns all year, with a fourth quarter return of about one percent, as measured by the Lehman Aggregate Bond Index, ending the year at 4.3%, a percent expected for this asset class.

So how did we perform for our clients? If you turn to Display 3 and reference our performance tables, you will note that our overall performance this year for our clients was quite good, and performance in our U.S. Growth Equity services and our non-U.S. Value services was particularly strong. Our Institutional Growth Services, Large Cap Growth, Dynamic Growth (which was formerly referred to as Multi-Cap) – Mid-Cap Growth, Small-Cap Growth, International-Cap Growth, and our Emerging Market Equity Services all outperformed their respective benchmarks for the year.

Also for the past year, Bernstein and International Value, Global Value and Emerging Market Value Services all beat their respective benchmarks by 500 basis points or more. In the case of our Emerging Markets Value, we outperformed by over 1,400 basis points before fees. Importantly, since its outstanding performance just adds to three and five-year great numbers the net asset inflows into our non-U.S. Value investment services have been particularly strong, totaling $17 billion in funding for the year.

Worthy of mention too, before I turn our discussion to our financial performance, are the continued stellar returns posted by our Regent Large Cap Service, where we outperformed the benchmark by nearly 900 basis points for the year. And, Regent flows, like our non-U.S. Value flows, have certainly mirrored our performance in our retail distribution channel, as we’ll discuss later. As I close my remarks on Retail returns, I do want to note that our Multi-Cap and Small-Cap Growth returns for the year were also strong indeed.

Now that I’ve provided some highlights on performance, I’d like to turn to our firm’s financial results. As reported in our press release earlier this morning, the fully-diluted Alliance holding earnings per Unit were $0.82 for the quarter, $0.12 higher than the current analyst consensus; a result of significantly higher-than-expected performance fees. This is $0.69 higher than the $0.13 per Unit that we earned last year, when our earnings were reduced by $0.54 per Unit for our settlement of Mutual Fund Matters and Legal Proceedings.

As shown on display 4, year-over-year, average fourth quarter AUM increased 11.3% or $51 billion, to $509 billion, due to capital market appreciation and net asset inflows. Revenues for the quarter increased by 7.4% to $826 million, primarily as a result of the 8.3% or $46 million increase in Advisory Fees, including significant performance fees.

As you can see in Display 5, the base component of Advisory Fees was up 6.1%, as a result of higher AUM, offsetting mutual fund fee reductions. Performance Fees were $78 million, as compared to $57 million in the fourth quarter of 2003. That’s an increase of more than 36%, or $21 million, the result of strong market performance and the investment returns we delivered to our clients, primarily those invested in Global Equity Value hedge funds.

This quarter, Transaction Charges decreased 10.7% as a result of lower Institutional Investment Management and Private Client trading volume. As we mentioned on last quarter’s call, we are eliminating Transaction Charges for most of our high-net-worth Private clients, a change we started phasing in effective January 1, 2005. The impact of this change will be largely offset by increased asset-based fees. This change in our fee structure will increase transparency and predictability for both clients and the firm.

Moving ahead to display 6, you can see that distribution revenues decreased 3.8%, to $110 million. On display 7, we show net distribution activity details. These are related to our mutual funds business, and you will see that distribution revenues were significantly offset by distribution plan payments. Including the amortization of deferred sales commissions, net distribution expense declined by nearly 28%, to $22 million. As we discussed in previous quarters, the decrease in amortization resulting from lower B-share sales will continue and will favorably impact distribution expenses throughout 2005, as capitalized distribution costs from higher B- share sales in prior years are not being fully replaced with new sales.

Now, let’s turn to Display 8, where you’ll see that Institutional Research revenues increased nearly 15% as a result of higher market transaction volume and higher market share, which was primarily offset by a decline in the average cents-per-share transaction charge, the latter a continuing trend in this increasingly competitive market.

You can see that Other Revenues increased 14.3%, an increase that we analyze on display 9, primarily due to higher investment gains related to deferred compensation plans and investment increase, partially offset by the impact of adoption of FIN 46 in April of ‘04. As you know, FIN 46 has no impact on net income, but its adoption has created year-over-year variances in several revenue and expense line-by-line comparisons. As previously discussed, under FIN 46, Alliance was required to consolidate its Albion Alliance JV, and that JV’s-sponsored mezzanine funds. We sold our interest in Albion Alliance effective 12/31/04, and although its results of operations are included for the last time on our consolidated P&L for the quarter, its assets and liabilities are not included in our balance sheet at year-end. Going forward in 2005, we will not have a FIN 46 consolidation issue, so we’ll just have to point out these meaningless variations for just one more year.

Now that I’ve covered revenues in detail, I’d like to talk about expenses, which begin on Display 10. While total revenues were up 7.4%, operating expenses, excluding the charge for Mutual Fund Matters and Legal Proceedings, rose only 2.4%. G&A expenses were up $14 million, or 15.5%, but this increase includes a few significant items in the quarter that I’ll discuss later.

As you can see on Display 11, Compensation Expenses rose by 6.6% to $288 million. The increase of 6.7% in Base Compensation reflects April ‘04 merit increases, a very modest one-percent increase in headcount, and some mixed shift, as we invested in higher-paid positions while eliminating lower-paid positions.

On the top of the compensation, we think it’s important to note that we continued to align our compensation practices with the firm’s success; that is, the success of our clients. The firm has adopted the practice of awarding a significant portion of annual incentive compensation on a deferred basis, especially for the senior managers of the firm; and we require that the recipients use our investment services for at least 50% of their deferred compensation awards, thereby aligning their returns on deferred compensation with the investment returns of our clients.

Moving down the display, commission expenses this quarter up 17%, as we continued to experience higher business volume in our Institutional Research Service business and the Private Client channel, and to a lesser extend, in the Institutional Investment Management channel. On Display 12, you can see that Promotion and Servicing costs declined 9.2%. This is primarily the result of lower distribution expenses from the continuing decline on deferred sales commission amortization that I discussed earlier.

Now, we can turn to G&A expenses, shown on Display 13. G&A increased 15.5%, to $109 million in the fourth quarter. The quarter included $5 million in charges through the elimination of various under-utilized facility space, and $7 million in charges for writing off obsolete software. As previously noted, we expect significant facilities savings this year due to our space consolidation, although they will be partially offset by higher depreciation and amortization resulting from the buildup of our new space at our New York City headquarters during 2004 and the first half of 2005, as well as our new Private Client offices that we opened during the course of 2004.

Professional fees declined 20.4%, primarily as a result of lower legal expenses, a function of insurance reimbursements, offset in part by continued high legal and SOX 404-related auditing and consulting fees. As we have noted previously, insurance recoveries are unpredictable; therefore, we expect to continue to see some volatility in legal costs, costs which could indeed increase in 2005. However, we do expect SOX expenses to drop substantially in the coming year.

If we turn to Display 14, we can review Alliance Holding’s results. Here you can see that Alliance Holding net income is $66 million for the fourth quarter versus $10 million in the same quarter last year. Our distributions per Unit for Alliance Holding will be $0.82, compared to no distribution last year, resulting from the settlement of Mutual Fund Matters and Legal Proceedings last year. Boy, what a difference a year makes.

Now, I’d like to review our assets under management, starting with the pie charts on Display 15. In the fourth quarter and throughout the year, we continued to see significant growth in our non-U.S. investment services and non-U.S. clients, a trend we have been discussing for some time. By service, our non-U.S. AUM is up 42%, to $186 billion; and by client domicile, our non-U.S. AUM is up 27%, to $137 billion year over year. Clearly, our firm is a truly global franchise. Few managers can match the depth and the breadth of our capabilities in research, money management and client service around the globe, and our growth around the world proves this point.

This quarter, we funded $6 billion in new institutional mandates from non-U.S. clients; and more impressively, we funded a total of $21 billion in 2004. In terms of services, $6 billion was in Growth equities; $13 billion was in Value equities, and $2 billion was in Fixed Income. This AUM includes Fixed Income assets from AXA affiliates, which I’ll elaborate on a little later.

Turning to Display 16, you can see just how balanced our product mix is. Both Value equities, and Fixed Income now comprise $193 billion of our AUM, and Growth equity services comprise $123 billion. What you also see is that our Blend services comprise $52 billion of our AUM, with $27 billion in Value equities, and $25 billion in Growth equities.

If you recall, we broke out our Blend assets for the first time last quarter. Blend services are still a relatively new offering for us, but the client interest in this area continues to grow. The Blend services combine traditional Alliance capabilities in the growth arena with traditional Bernstein skills at value investing. This combination is beneficial because both investment teams add alpha in their respective style domains, and the two teams’ Alphas are negatively correlated. Therefore, Blend portfolios, which we systematically rebalance between the two styles, offer clients the potential for more consistent returns.

To date, institutional clients, particularly global clients, as well as the consultants who recommend our services, have been very enthusiastic. While Blend services are fairly new, we think they are well suited to meet the needs of many clients, which in turn should allow us to maintain a leadership position in this space and further grow our assets under management.

Turning to the detailed changes in our AUM on Display 17, you can see the activity and assets under management for the three months ended December 31, 2004. Market appreciation was the primary driver of the increase in assets, accounting for more than $41 billion. As I’ll discuss later, we did have net asset flows from our clients across all three channels, totaling $9 billion.

The largest increase in net flows was in our Fixed Income services as a result of nearly $7 million in net Fixed Income flows from AXA affiliates. Additionally, net Value equity flows were almost $5 billion, as our global Value services continued to have terrific performance numbers and garner significant assets.

Offsetting the inflows into Fixed Income and Value equity services were continued outflows from U.S. Growth equity services, a trend that we see abating ever so slightly, along with some recent performance improvement. Although we’re not ready to call this an inflection point to positive flows just yet, we are encouraged with the recent absolute and relative performance numbers in our Growth services mentioned earlier.

Our flows for the 12 months ended December 31, 2004, by service are shown on Display 18. For the year, market appreciation increased our AUM by more than $55 billion; however, net asset flows accounted for $8 billion, and as you can see, Value equity and Fixed Income services experienced significant net inflows while Growth equities services experienced nearly $15 billion in net outflows.

Lastly, on the topic of assets under management, I’d like to remind you that in our January 11th press release announcing our preliminary AUM, we reported that our AUM has been reclassified by investment orientation and distribution channel, including the Fixed Income components of balanced accounts previously reported in equity. As a result, the net effect was approximate $11 billion of AUM were reclassified from equity, $6 billion from Growth and $5 billion from Value equity, to Fixed Income.

We also noted that certain Fixed Income assets managed for insurance clients are now reported at market rather than cost, consistent with the AUM of all our other clients. This change increased previously reported AUM by approximately $2.5 billion at each period’s year-end.

Moving to our discussion of channel business unit highlights, let’s turn to Display 19. At December 31, 2004, institutional assets accounted for 57.8% of our AUM, or $311 million. Net long-term flows for both the three months and 12 months ended December were $8 billion, including approximate $9 million in MONY Fixed Income flows that we received in December, which were partially offset by approximately $2 billion in AXA outflows in October, due to a change in portfolio strategy. As we noted in our December AUM release, we expect fee adjustments in some existing mandates from other AXA affiliates to offset the increase in asset management fees attributable to the MONY assets. When you think about our relationship with AXA, it’s important to keep in mind that although we are related, we do compete for the business, just as we do with other clients. In addition to Fixed Income, continued strong inflows into global and Blend services offset the continued attrition in U.S. growth equities services.

Now, let’s turn to our Display 20 for discussion of our Retail channel. 2004 was a year of rebuilding. With a strong new leadership team, a deep bench in place, an improved corporate governance structure, and new, more competitive pricing, we feel confident that we’ve built a solid foundation for future growth. So although we saw $6 billion of AUM outflows for the year, $4 billion in long-term assets and $2 billion in cash management services, our fourth quarter had no net attrition.

Leading the improvement was our Regent managed product offering, where we continue to see net asset inflows occurring at a substantially improved annual rate. In fact, the growth in this service has been nothing short of outstanding. If you recall from a few years ago, we completely rebuilt and reestablished this business after leadership defections and substantial asset losses. We have been extremely pleased with the investment performance of Regent and with the growth in assets.

Also worthy of mention is the fact that our Wealth Strategies portfolios, launched over a year ago – that is, in September of ‘03 – are continuing to grow, with gross sales over one billion dollars. Following on the success we’ve experienced in the U.S., we launched a non-U.S. Wealth Strategies series in the fourth quarter of 2004. Equally important was the return to net positive sales of our Luxembourg marketed funds in the fourth quarter.

Finally, in regards to our Retail channel, at the end of October, we announced the sale of our $29 million cash management services franchise to Federated Investors, in order to allow us to focus on our core competencies: leadership in research innovation and the management of Value, Growth and Fixed Income assets. As previously announced, the completion of this transaction is expected to occur during the first half of the year. The sale should result in a capital gain of approximate $0.03 to $0.06 per Alliance Holding Unit by the final closing of the transaction, and the ongoing net effect on earnings is expected to be small.

Turning to our Display 21 for Private Client channel highlights, you can see that our high-net-worth business now has $64 billion in assets under management. In the fourth quarter, we experienced just over $450 million in net inflows, and more than $4.6 billion for the full year, as detailed on displays 41 and 42 in the appendix. We continued to invest in this franchise, with our Private Client office expansion to new cities. By the end of 2004, we increased the number of financial advisors by 17%, to 193 versus 2003. We opened the Philadelphia office in December, and offices in Boston and Tampa earlier in the year. We continue to see great potential in expanding our presence to include other densely populated markets with the right demographics for our services.

Now let’s turn to Display 22 to discuss our Institutional Research Sales and trading services, where we experienced double-digit revenue growth. As I mentioned earlier, revenues were up approximately 15%, to $79 million for the fourth quarter. This was due to our increased market share and higher market volumes, which more than offset the impact of pricing pressures we have experienced this year, an industry trend that continues.

To offset pricing pressures, we’ve taken steps to expand our trading capabilities and broaden our research offerings to clients to continue to differentiate our services and increase our market share. We’ve been particularly pleased with the growth at our London operations that we opened in 2002, as well as the expansion of our U.S. trading capabilities, which have enabled us to capture more share.

Most importantly, we’re pleased with the continued high quality of the research we produced, and the recognition we’ve received from several leading research polls. When you add it all up, this channel achieved record revenues for the year. As we have said many times, innovative high-quality research is the core competence we continue to build and improve upon, to ensure we deliver superior returns to our clients over the long term.

That concludes my formal remarks. As I mentioned earlier, Lew Sanders, our Chairman and CEO, is on the call, so we’re both available to answer your questions. I also would like to mention that Lew is joining us from across the globe. He’s actually sitting in Singapore. Let’s turn the call over to the analysts and see what you have to say.

Moderator	Thank you, ladies and gentlemen. One moment, please, for our first question. We have a question from Mark Constant, Lehman Brothers. Please go ahead.

M. Constant	Good morning, everyone. Just a couple of questions, quick ones, actually. The MONY affiliate inflows, is that done, or is there still a continuing review where you may get more assets from that?

J. Lieberman	No, that’s finished.

M. Constant

Okay. The transaction fee reduction that you talked about last quarter, I thought I heard you say in your remarks that it’s now first quarter, and I was a little surprised how high those fees were and that the offset in the management fees wasn’t there. Did that get deferred?

J. Lieberman

No, no; let’s try again. We announced last quarter that we were changing the transaction fees for our Private Client, but we’re phasing – the plan all along was to make them effective January 1, and we’re actually doing it in phases over six months, just so we can handle it properly. So we did announce we were doing it; letters started going out to the clients but they continued … so we couldn’t do 20,000 clients at one time.

M. Constant	Okay.

J. Lieberman	So the volatility you see here literally is lower trading, and for –

M. Constant	Yes. I just expected it to take faster effect, to have some effect in the fourth quarter; that’s all.

J. Lieberman	No, we didn’t. It was supposed to be effective on January 1, 2005.

M. Constant	But my recollection is correct that there’s a partial offset on the advisory fee side, right?

J. Lieberman	A significant offset.

M. Constant	Nearly the same, but not quite the same.

J. Lieberman	Exactly, yes.

M. Constant

Okay. And last question: I think you also mentioned on the institutional research side that you saw – I think you used the words “continuing pressure” really on the commission side. Is it of lesser magnitude? I mean, we’re kind of seeing anecdotally a little less of the – a lot of sensitivity obviously still to it, but quantitatively on net commissions, less pressure elsewhere. Are you seeing something different than that? Is it –?

J. Lieberman	It depends on the segment of the marketplace. We have some clients where there’s no sensitivity. We’re seeing it mostly from the larger firms, Mark, so that ends up being almost episodic.

M. Constant	Okay. That was it. Thanks.

Moderator	We have a question from Bill Katz, Buckingham Research. Please go ahead.

B. Katz

Thank you. Good morning and I guess good evening to you guys. A couple quick questions. Number one, I was sort of wondering if you’d go back to the high-net-worth side and just sort of walk through how quickly do your salespeople sort of ramp up to sort of peak productivity gains? I guess with such a large jump in the headcount, I would suspect that you’d have some ample productivity gains over the next couple years, so I wonder if you can help me sort of figure out how to model that.

J. Lieberman

What typically happens, and it’s the aging of the financial advisors, as they get more experienced and better networked. A lot of our growth in this channel is through referrals, so the first couple of years, we actually lose money on a financial advisor. About the third year, they’re breaking even; and then they’re really adding value. That’s a typical lifecycle of a financial advisor. Does that help?

B. Katz

Somewhat. The second question I have, I was just really curious in a bigger picture: now that it seems like you’re getting closer to a turn in the growth equities – I was just sort of thumbing through your supplement pages, and it certainly seems that you had very good performance in the fourth quarter and it looks like on a one-year and a five-year basis, with a little bit more mix on the three-year – where are you in terms of from sort of the institutional consultant community and maybe on the retail side, away from Regent, in terms of sort of acceptance? I remember Lew had said in the past that you sort of have good corporate relations at the macro level with a lot of the companies, but when you boil down to the FA’s, you’re still having to try and win these guys back one at a time. Are you starting to now win that fight a little bit, or where do you stand now?

J. Lieberman

No, it’s early. There’s a lag, so the conversation – it’s early for us to start landing significant mandates from clients in this space. But our conversations, as Lew has mentioned in the past, I mean, we feel that there is going to be a turn, and we are going to see a shift from value services – the typical style shift – to growth; and so with our private clients, we continue to work those portfolios on a balanced situation, and we think that’s what the corporate should do, and we think that now we’ll start earning our way back in that space. There’s a lag, Bill; there’s no question.

B. Katz	Okay, thank you. Just a point of clarification I missed; you were going very quickly: What kind of flows do you have in the fourth quarter from outside the States? Was that $6 billion this quarter?

J. Lieberman	Hold on. We’ll check that number. Why don’t we go to the next call and we’ll get it. Terrific.

B. Katz	Sure, okay. Thank you.

Moderator	We have a question from Ken Worthington, CIBC World Markets. Please go ahead.

K. Worthington

Good morning. I think this is kind of a follow-up on Bill’s question: Are you seeing a change in RFP’s for the growth product, given kind of the better absolute and relative performance there? And maybe you can give us kind of your outlook for institutional sales going into ‘05.

J. Lieberman

Again, I’ll reemphasize what I mentioned to Bill: Not yet, because there is a lag between the performance and when we’ll actually start winning the mandates. I think what we’re hoping for here is the outflows are going to slow down. We haven’t seen that quite yet, but just a couple of signs of that; so if we can just stop the outflows, Bill and Ken, this would be a significant thing for us on the growth side. And then we have to earn our way back as far as performance on growth. We’ve taken some terrific steps, we think, to help us in this space, but it’s going to take a little bit of time. So that was the first part. And I’m sorry, the second part of your question, Ken, was –

K. Worthington	Just the outlook for the institutional channel for sales in ‘05.

J. Lieberman	We feel very good about how we positioned the firm, and we’re positive for ‘05.

K. Worthington	All right. The second question: Can you just inform me how quickly pension assets decline when a pension plan is closed down; and how meaningful is your exposure to the airline industry?

J. Lieberman	To the airline industry?

K. Worthington	Yes.

J. Lieberman	In regard – what –

L. Sanders	It’s not meaningful.

K. Worthington	Okay, not meaningful. And then, the first part of the question: When these pension plans are closed, how quickly do the assets kind of roll off?

J. Lieberman

Sometimes it ends up where they just take some of the assets, and sometimes it’s all the assets. It’s typically within the same quarter when they tell you. There’s not a huge lead-time here, but a client can rebalance; they can cut down in a growth and give you blend, or – I mean, you don’t even have to lose the relationship. So there is no – I don’t think you say there’s one way this happens.

K. Worthington	Okay, thank you.

J. Lieberman	But – I’m sorry, Lew, you were going to say something?

L. Sanders	I was just going to say, this issue is simply not material to our flows.

J. Lieberman	Okay, great. That’s very helpful, thank you.

Moderator	We have a question from Cynthia Mayer, Merrill Lynch. Please go ahead.

C. Mayer

Good morning. Just a couple of quick questions. It looked like the amortization of deferred sales commissions dropped at a faster rate than usual, and I’m just wondering – actually it’s been I guess two quarters of accelerating. Is the most recent rate something we can project forward?

J. Lieberman	No, it’s been a pretty consistent drop and you can expect that to go forward, Cynthia, throughout ‘05.

C. Mayer	Okay. The press release mentioned increased attrition in Private Client?

J. Lieberman

Yes. We had a few clients leave in the Private Client space. As it turns out, they were actually not individuals; most of them were clients that are serviced by our Private Client financial advisors. They’re small corporates, and it was mostly Fixed Income assets. But we did see that, and it gave us a spike for attrition for the quarter. We don’t see that as being a trend.

C. Mayer	Was there any special reason for that?

J. Lieberman	No, and –

L. Sanders

No. Cynthia, a very big chunk of it actually was in the short-duration, extremely short-duration municipal area, almost a liquidity-oriented investment, and it isn’t something you should extrapolate. Think of it more as a one-time development.

C. Mayer	Okay. And just wondering if you could let us know what your hedge fund AUM is at this point.

J. Lieberman	We don’t disclose that, Cynthia. I’m not sure –

L. Sanders	I think actually we provided an estimate in a presentation that we made –

C. Mayer	Yes, in the fall. Is it about the same?

L. Sanders	You can assume that since investment returns were robust during the fourth quarter that the figure is higher still at the moment.

C. Mayer	Okay. Any thoughts on expanding that, or is that something you want to keep where it is?

L. Sanders

Our objectives in that space are to, as we’ve tried to stress repeatedly, amplify our Alpha-generating skills where appropriate; and the success of those services in terms of actually delivering on their mandates suggest that they will continue to grow. But the growth is a function of their success for clients, as opposed to definitive efforts on our part to expand our exposure to that kind of service.

C. Mayer	Got you, great. Thanks a lot.

J. Lieberman

Before we take the next question, I want to get back to Bill’s question on the institutional mandates. Bill, the number was $6 billion in new institutional mandates from non-U.S. clients for the quarter; and $21 billion for the year. Okay, next question.

Moderator	We have a question from Jeff Hopson, AG Edwards. Please go ahead.

J. Hopson

Good morning. Two questions: Could you give us the numbers specifically on Regent, in terms of both flows and then assets; and then in terms of the new wealth management products that you’ll introduce in non-U.S. markets, how extensive will be the rollout of that, how many markets, etc.?

J. Lieberman

Again, what we’ll do with Regent is we’ll look those numbers up. We have them right here, Jeff, as far as the Regent flows and the AUM; I’ll give you that in just a second. And I’m sorry, what was the second part of the question?

J. Hopson	On the wealth management products, on the retail side, that you’ll introduce in non-U.S. markets, how many markets, how extensive of a rollout will this be?

J. Lieberman

It’s being introduced in our Luxembourg funds, and so it will go to all the markets that we distribute those funds, both in Europe and in Asia; and it will be a gradual rollout. There will be a lot of explanation here. We think this is the right way for investors to invest, but these markets aren’t as sophisticated as they are in the States, so it’s going to be a longer sale in these markets. As you may know, in Europe, except for perhaps the UK, they’re not quite as into equities as much as we are in the States. And then you go to Asia and it’s even less so. So this is going to take time, but we know it’s the right way to go, both for the clients and for the firm. So I wouldn’t expect huge flows in these services in the coming year.

J. Hopson	Okay.

Moderator	We have a question from Robert Lee, KBW. Please go ahead.

R. Lee

Thank you, good morning. A couple of quick questions for you. I notice in the press release you mentioned about having a favorable ruling in the lawsuit from the State of Florida. And understanding it’s on appeal, but if I recall correctly when you took all your charges a year or so ago, you actually reserved, I think, for in excess of what at least the mutual fund fines had been, assuming there was something put away for the State of Florida or other things. If you get to the point where you win the appeal, that goes away, should we assume that you can reserve some release and that would actually become part of a future distribution? That may be down the road, obviously.

J. Lieberman

Right. We did not reserve anything, any reserve, for the SBA case. The reserves that we had were related to the market timing and mutual fund and litigation issues, so there’s no reserve for this. We can’t. Under GAAP, it’s inappropriate for us to set up a reserve for this. And as far as—

L. Sanders	By the way, it is not yet on appeal.

J. Lieberman	Yes, I was just going to say that. All right, so they can appeal, but they have yet to file an appeal on the summary judgment, on the partial summary judgment.

R. Lee

All right, great. The second question is, on the balance sheet you have cash of about $1.2 billion, other than the segregated cash. If I X out the dividend, what should I be thinking of as sort of the real holding company cash? Or cash at the operating company, that’s sort of available to pay down debt or what have you.

J. Lieberman	About half a billion dollars.

R. Lee	Okay.

J. Lieberman	We’ll be looking into that this coming quarter.

R. Lee	Great. Thank you very much.

Moderator	We have a question from John Hall with Prudential. Please go ahead.

J. Hall	Thank you. I just have two quick numbers questions: If the performance fees – are they falling down to the bottom line at a greater rate than the standard investment advisory fees?

J. Lieberman	No, but they’re falling down at the same rate, to the bottom line, which wasn’t the case in the past, John. All right?

J. Hall	Okay. Good. And I was just wondering if you could just offer a little bit of clarification on the G&A expense going forward. It’s significantly lower. I wonder if you had an order of magnitude there.

J. Lieberman

We generally don’t give guidance on the G&A. One of the reasons we don’t do that, John, is the legal expenses bounce around so much. I mean, we’re incurring them, then we get insurance reimbursement – it’s just a bouncy number, so we don’t give guidance. I’m sorry.

J. Hall	Fair enough. Thank you.

Moderator	There are no further questions at this time. Please continue.

V. Haertel	Do you have anything to add?

J. Lieberman	The only thing, we owe Jeff an answer on Regent. We could say that the flows for the quarter were about $700 million, and the AUM is over
$10 billion. That’s in Regent; our product services.

V. Haertel	I think that concludes the Q&A session for this call. Please feel free to call the Investor Relations department if you have any further questions. Thanks very much, and have a terrific day.